Exhibit 23.8

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of 8point3 Energy Partners LP, the undersigned hereby consents to being named and described as a director nominee of 8point3 General Partner, LLC in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 29th day of May, 2015.

[Signature Page Follows]

/s/ Norman J. Szydlowski
Norman J. Szydlowski
Director Nominee

Signature Page to Director Nominee Consent